CENTAUR MUTUAL FUNDS TRUST

PROXY VOTING AND DISCLOSURE POLICY

I.	Introduction

Effective April 14, 2003, the Securities and Exchange Commission (“SEC”) adopted rule and form amendments under the Securities Act of 1933, the Securities Exchange Act of 1934, and the Investment Company Act of 1940 (“Investment Company Act”) to require registered management investment companies to provide disclosure about how they vote proxies for their portfolio securities (collectively, the rule and form amendments are referred to herein as the “IC Amendments”).

The IC Amendments require that each series of shares of the Centaur Mutual Funds Trust (“Trust”) listed on Exhibit A, attached hereto, (individually a “Fund” and collectively “Funds”), disclose the policies and procedures used to determine how to vote proxies for portfolio securities. The IC Amendments also require the Funds to file with the SEC and to make available to their shareholders the specific proxy votes cast for portfolio securities.

This Proxy Voting and Disclosure Policy (“Policy”) is designed to ensure that the Funds comply with the requirements of the IC Amendments, and otherwise fulfills their obligations with respect to proxy voting, disclosure, and recordkeeping. The overall goal is to ensure that each Fund’s proxy voting is managed in an effort to act in the best interests of its shareholders. While decisions about how to vote must be determined on a case-by-case basis, proxy voting decisions will be made considering these guidelines and following the procedures recited herein.

II.	Specific Proxy Voting Policies and Procedures

A.	General

The Trust’s Board of Trustees (“Board”) believes that the voting of proxies is an important part of portfolio management as it represents an opportunity for shareholders to make their voices heard and to influence the direction of a company. The Trust and the Funds are committed to voting corporate proxies in the manner that best serves the interests of the Funds’ shareholders.

B.	Delegation to Fund’s Advisor

The Board believes that DCM Advisors, LLC (“Advisor”), as the Funds’ investment advisor, is in the best position to make individual voting decisions for each Fund consistent with this Policy. Therefore, subject to the oversight of the Board, the Advisor is hereby delegated the following duties:

(1)	to make the proxy voting decisions for each Fund; and

(2)	to assist each Fund in disclosing the Fund’s proxy voting record as required by Rule 30b1-4 under the Investment Company Act, including providing the following information for each matter with respect to which the Fund was entitled to vote: (a) information identifying the matter voted on; (b) whether the matter was proposed by the issuer or by a security holder; (c) whether and how the Fund cast its vote; and (d) whether the Fund cast its vote for or against management.

The Board, including a majority of the independent trustees of the Board, shall approve the Advisor’s Proxy Voting and Disclosure Policy (“Advisor’s Voting Policy”) as it relates to each Fund. The Board shall also approve any material changes to the Advisor’s Voting Policy no later than four (4) months after adoption by the Advisor.

C.	Conflicts

In cases where a matter with respect to which a Fund is entitled to vote presents a conflict between the interest of the Fund’s shareholders, on the one hand, and those of the Fund’s investment advisor, principal underwriter, or an affiliated person of the Fund, its investment advisor or principal underwriter, on the other hand, the Fund shall always vote in the best interest of the Fund’s shareholders. For purposes of this Policy, a vote shall be considered in the best interest of the Fund’s shareholders (i) when a vote is cast consistent with a specific voting policy as set forth in the Advisor’s Voting Policy, provided such specific voting policy was approved by the Board or (ii) when a vote is cast consistent with the decision of the Trust’s Proxy Voting Committee (as defined below). In addition, provided the Advisor is not affiliated with a Fund’s principal underwriter or an affiliated person of the principal underwriter and neither the Fund’s principal underwriter nor an affiliated person of the principal underwriter has influenced the Advisor with respect to a matter to which the Fund is entitled to vote, a vote by the Advisor shall not be considered a conflict between the Fund’s shareholders and the Fund’s principal underwriter or affiliated person of the principal underwriter.

III.	Fund Disclosure

A.	Disclosure of Fund Policies and Procedures With Respect to Voting Proxies Relating to Portfolio Securities

The Fund shall disclose this Policy, or a description of the policies and procedures of this Policy, to its shareholders by including it as an appendix to its Statement of Additional Information (“SAI”) on Form N-1A. Each Fund will also notify its shareholders in the Fund’s shareholder reports that a description of this Policy is available upon request, without charge, by calling a specified toll-free telephone number. The Fund will send this description of the Fund’s Policy within three business days of receipt of any shareholder request, by first-class mail or other means designed to ensure equally prompt delivery.

B.	Disclosure of the Fund’s Complete Proxy Voting Record

In accordance with Rule 30b1-4 of the Investment Company Act, each Fund will file Form N-PX with the SEC no later than August 31 of each year. Each Fund shall disclose to its shareholders on Form N-PX the Fund’s complete proxy voting record for the twelve-month period ended June 30.

Each Fund shall disclose the following information on Form N-PX for each matter relating to a portfolio security considered at any shareholder meeting held during the period covered by the report and with respect to which to the Fund was entitled to vote:

(1)	The name of the issuer of the portfolio security;

(2)	The exchange ticker symbol of the portfolio security (if available through reasonably practicable means);

(3)	The Council on Uniform Security Identification Procedures (“CUSIP”) number for the portfolio security (if available through reasonably practicable means);

(4)	The shareholder meeting date;

(5)	A brief identification of the matter voted on;

(6)	Whether the matter was proposed by the issuer or by a security holder;

(7)	Whether the Fund cast its vote on the matter;

(8)	How the Fund cast its vote (e.g., for or against proposal, or abstain; for or withhold regarding election of directors); and

(9)	Whether the Fund cast its vote for or against management.

Each Fund shall make its proxy voting record available to shareholders either upon request or by making available an electronic version on or through the Fund’s website, if applicable. If the Fund discloses its proxy voting record on or through its website, the Fund shall post the information disclosed in the Fund’s most recently filed report on Form N-PX on the website beginning the same day it files such information with the SEC.

Each Fund shall also include in its annual reports, semi-annual reports and SAI a statement that information regarding how the Fund voted proxies relating to portfolio securities during the most recent twelve-month period ended June 30 is available (1) without charge upon request, by calling a specified toll-free (or collect) telephone number, or (if applicable) on or through the Fund’s website at a specified Internet address; and (2) on the SEC’s website. If the Fund discloses that its proxy voting record is available by calling a toll-free (or collect) telephone number, it shall send the information disclosed in the Fund’s most recently filed report on Form N-PX within three business days of receipt of a request for this information, by first-class mail or other means designed to ensure equally prompt delivery.

IV.	Recordkeeping

The Trust shall keep the following records for a period of at least five years, the first two in an easily accessible place:

(i)	A copy of this Policy;

(ii)	Proxy statements received regarding each Fund’s securities;

(iii)	Records of votes cast on behalf of each Fund; and

(iv)	A record of each shareholder request for proxy voting information and the Fund’s response, including the date of the request, the name of the shareholder, and the date of the response.

The foregoing records may be kept as part of the Advisor’s records.

A Fund may rely on proxy statements filed on the SEC EDGAR system instead of keeping its own copies, and may rely on proxy statements and records of proxy votes cast by the Advisor that are maintained with a third party such as a proxy voting service, provided that an undertaking is obtained from the third party to provide a copy of the documents promptly upon request.

V.	Proxy Voting Committee

A.	General

The proxy voting committee (“Proxy Voting Committee”) of the Trust shall be composed entirely of independent trustees of the Board and may be comprised of one or more such independent trustees as the Board may, from time to time, decide. The purpose of the Proxy Voting Committee shall be to determine how a Fund should cast its vote, if called upon by the Board or the Advisor, when a matter with respect to which the Fund is entitled to vote presents a conflict between the interest of the Fund’s shareholders, on the one hand, and those of the Fund’s investment advisor, principal underwriter, or an affiliated person of the Fund, its investment advisor or principal underwriter, on the other hand.

B.	Powers and Methods of Operation

The Proxy Voting Committee shall have all the powers necessary to fulfill its purpose as set forth above and such other powers and perform such other duties as the Board may, from time to time, grant and/or assign the Proxy Voting Committee. The Proxy Voting Committee shall meet at such times and places as the Proxy Voting Committee or the Board may, from time to time, determine. The act of a majority of the members of the Proxy Voting Committee in person, by telephone conference or by consent in writing without a meeting shall be the act of the Proxy Voting Committee. The Proxy Voting Committee shall have the authority to utilize Trust counsel at the expense of the Trust if necessary. The Proxy Voting Committee shall prepare minutes of each meeting and keep such minutes with the Trust’s records. The Proxy Voting Committee shall review this Policy and recommend any changes to the Board as it deems necessary or advisable.

VI.	Other

This Policy may be amended, from time to time, as determined by the Board.

Adopted this 17th day of December 2004.

Amended as of November 16, 2018.

EXHIBIT A

Series of the Centaur Mutual Funds Trust

1.	DCM/INNOVA High Dividend Income Innovation Fund

2.	Lebenthal Ultra Short Tax-Free Income Fund

Amended as of September 14, 2020